Exhibit 99.1

Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 9, 2020 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,341,636, or $0.24 and $0.23 basic and diluted earnings per share, respectively, for the quarter ended June 30, 2020 – a decrease of $499,211, or 27.12%, from earnings for the quarter ended June 30, 2019 of $1,840,847, or $0.33 basic and diluted earnings per share. Unaudited earnings for the six months ended June 30, 2020 decreased $507,957, or 14.39%, to $3,022,154 compared to $3,530,111 for the six months ended June 20, 2019. Annualized returns on average assets and average equity for the six months ended June 30, 2020 were 1.28% and 11.46%, respectively, compared with June 30, 2019 annualized returns on average assets and average equity of 1.65% and 14.99%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "An interest rate environment rivaling that of the Great Recession has continued to impact our margins and thus our profits for the second quarter. We are, however, encouraged by the outstanding contribution from our mortgage operation and the robust deposit growth already experienced this year. Asset quality remains strong as we have not, to-date, experienced a significant number of requests from borrowers for payment deferrals or other accommodations. Our exposure to the hospitality and retail markets is minimal.

Our participation in the Payroll Protection Program resulted in the origination of 266 loans totaling more than $37 million. We are extremely proud of the effort put forth by our employees to serve the needs of Lowcountry businesses and not-for-profit organizations during these difficult times.

We remain well capitalized and continue to reward our shareholders, having paid quarterly cash dividends in 123 of the last 125 quarters. I am encouraged that, in the last half of this year, we will continue to serve and support our customers with the goal for all to remain healthy."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) June 30,	(Unaudited) June 30,
	2020	2019

Common stock shares outstanding	5,530,682	5,525,278
Book value per share	$ 9.75	$ 8.94
Total assets	$ 542,582,502	$ 442,374,445

Three Months Ended

Net income	$ 1,341,636	$ 1,840,847

Basic earnings per share	$ 0.24	$ 0.33
Diluted earnings per share	$ 0.23	$ 0.33

Weighted average shares outstanding:
Basic	5,529,632	5,517,236
Diluted	5,714,121	5,587,985
Six Months Ended
Net income	$ 3,022,154	$ 3,530,111
Basic earnings per share	$ 0.55	$ 0.64
Diluted earnings per share	$ 0.53	$ 0.63
Weighted average shares outstanding:
Basic	5,529,944	5,515,832
Diluted	5,708,718	5,586,813

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500